3rd Q 2009 CC Call PRESENTATION

Jane:  Good afternoon, everyone. Welcome to CHDT’s fiscal 2009 third quarter conference call. For those who need to reference today's press release, you'll find it at www.chdtcorp.com.

Leading today's call is Howard Ullman, Chairman of CHDT Corp. Before I turn the call over to Mr. Ullman, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K, and 10-Q filings, by the Company.

Now I would like to turn the call over to Chairman, Howard Ullman

HU: Thank you, and thank you, everyone, for joining us today to discuss CHDT Corp’s fiscal 2009 third quarter results.

Last December, as the impact of the economic downturn settled in, we said that we believe that CHDT had the right product mix and competitive advantages to manage through the tough times ahead. We talked about our unique product mix, our business and our experienced management team. We told you that we would seek to leverage those strengths to continue our gross revenue growth, which we have seen the past three years, and Q 3 reaffirms that we're doing just that.

While consumers remain cautious, CHDT continues to connect through innovative products and compelling experiences in the marketplace. We feel very good about our relationships with our retailers, and we continue to gain share in key markets and categories.

That said, our strategy is not just about gaining market share in certain segments this quarter or next quarter; we're focused on growing the marketplace over the long-term, and we target our resources with that in mind. We do that by drilling down in those key businesses that offer the most growth potential. That's why the CHDT Brands are aligned with numerous product categories so that we can bring a multi-category focus to multiple retailers, integrating the resources of multiple brands in our portfolio.<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

Capstone Industries’ Lighting products, for example,   includes multiple brands – Pathway Lights™, Eco-i-Lite’s™ and our new Light Ringers™. Capstone has been a leading supplier in book lights for many years serving both mass merchants and book retailers. The company’s lighting product segments include:

1)   Pathway Lights consist of Booklights and Tasklights

2)    Eco-i-Lites the multi-function  power failure lights

3)   And Light Ringer’s our new LED Lamps.

These product lines offer truly innovative design and functionality which continue to evolve year after year.  Our booklight and tasklight products, while being marketed for over 10 years, are enjoying increased interest with the introduction of numerous new styles and designs Moreover the initial soft launch of our exciting new brand Light Ringers™ indicates the possibility of another very strong product line. Our primary goal each year is to deliver to our buyers the newest in technology and design at a recognized value; this is the primary reason for Capstone’s success. We continue to drive savings and efficiency into the business and build off the benefits of our seasoned management. That's what defines our portfolio of brands, and keeps us opportunistic in today's economy.

Product innovation has never been more important. Our CEO has made it a personal mission to further accelerate our innovation agenda. We're very aggressive in our awareness and evaluation of new product trends and opportunities; and speed to market is one of our keys to success over the past few years. Our inventories are low and we have many   innovative products in the pipeline. During the fourth quarter of FY 2009 our Black Box Innovations division of Capstone will launch it’s first end cap program with a major mass retailer consisting of the Personal Pocket Safe™, Secret Dairy™, Classified Secure Flash drive™, and our Safe Mouse™. This will be the first complete presentation of this new line at retail and we are anxious to deliver similar product offerings to our other retail partners.

On balance, Q3 FY 2009 shows a lot more than how we performed over the last three months; we believe that it shows that CHDT is surviving under current economic conditions. It's not enough to simply survive – we must continue to grow our business through innovation and design.

So what does Q3 FY 2009 tell us about CHDT Corp? Well, first and foremost, that we're stable and healthy in comparison with prior fiscal periods. It tells us that our inventory levels are lean and well-managed, and that we have a strong innovation agenda.  We're in a good position to invest in growth opportunities, both short and long-term.

We're performing better than ever around the things we control -- but consumers remain cautious; so do retailers. We're seeing that play out across our categories and geographies. And yes, we're gaining share. It's a good win in these conditions, but our job isn't just to gain share. Our job is to grow the market. So we're going hard in all facets of our business; product, marketing and distribution.  Like many consumer product companies, the economic troubles are impacting results and will continue to make the future uncertain.

As far as our FY2009 revenue guidance we are lowering our year end revenue number from our original projection of 10 to 12 million to 7 to 8 million, as the retail recovery has been slower than expected in FY 2009. Buyers remain cautious in implementing new product programs and many of our retailers have put new product programs on hold until consumer confidence and spending increases, but the good news is that even with the soft economy in 2009, revenues have increased 16% year to date with Gross profit up 6%.and our yearly loss has decreased 37% versus 2008 so the company continues to work its way towards  profitability.

Now let's take a look at our third quarter results.

Results of Operations: For the nine months ended September 30, 2009, the Company had a net loss from continuing operations of approximately $674,000. For the nine months ended September 30, 2008 the Company had a net loss from operations of $1,076,000. That is a net loss decrease of $402,000 or 37% over 2008 results.

Total Net Revenues: For the nine months ended September 30, 2009 and 2008, the Company had total sales of approximately $4,968,000 and $4,294,000 respectively, for an increase of $677,000 which represents a 16% increase over 2008 results. All of the revenue was generated by Capstone. This increase was due to placement of the Eco-i-Lite™ program, the Company’s multi functional power failure lights, the launch of the Company’s new Pathway Lights™ book light program and limited sales of our STPtools® program.

Cost of Sales: For the nine months ended September 30, 2009 and 2008, we had cost of sales of approximately $3,478,000 and $2,884,000, respectively. This cost represents 70.0% and 67.2% respectively of total Revenue. As a percentage of Total Revenue costs have increased. This is a direct result of the expanded mix of products now being sold and the cost variation depending on the product sold.

Gross Profit: For the nine months ended September 30, 2009, gross profit was $1,490,000, an increase by approximately $84,000 or 6% from the nine months ended September 30, 2008. For the nine months ended September 30, 2008, gross profit was $1,406,000.  Gross profit as a percentage of sales was 30.0% for the nine months ended September 30, 2009 as compared to 32.8% for the nine months ended September 30, 2008.

QUESTION AND ANSWER SECTION

1)   Why has the company been so quiet in regards to PR?

We have been consistent in our position regarding PR’s which is, we do not believe in putting out PR unless it is newsworthy. Shareholders must also understand that we are restrained from mentioning many of our retailer’s names due to vendor agreements which do not allow such activities. This obviously makes it harder for shareholders to figure out where an order has been placed but we must live within the parameters dictated by our retailer’s. In regards to the frequency of PR’s keep in mind the past year has been extremely challenging for our company as well as most other companies, so their simply has not been a tremendous amount of great news and as such PR has been limited. We hope that will change in 2010 but executive management will not compromise their ethics by creating what we consider fluff PR’s in order to increase the price of our stock. That being said remember our company has increased revenues from 1.5M just a few years ago to almost 8M this year and quite frankly had we not been hit with this severe recession we may have exceeded actual revenues of  this year. We are bullish on 2010 but the market and consumer response is really out of our control, but yes we will report all significant events.

2)   As just mentioned revenue guidance has been lowered for 2009. What about profitability for 2009 is that also out of the question.

We currently have a loss of about $674,000.  Based on current economic conditions, we are not anticipating a profit in FY2009.

3)   Can the company continue its current growth trend going into 2010?

I expect revenue growth to escalate if in 2010 the economy gains strength and new product programs, many of which have been on hold, get successfully implemented. During the forth quarter FY 2009 we will deliver our first full line of BBI products to a major mass retailer and we anticipate additional placements in 2010. We also expect, if there is economic recovery, the stalled hardware and automotive accessory retail environment to begin to turnaround in 2010  giving our STP line of tools and automotive accessories a chance to reach more retail shelves. We had high expectations and tremendous interest from our retail partners for this line when launched in 2007 but unfortunately significant placements did not come to fruition due primarily to the hardware and auto industry downturn.  So with BBI possibly gaining retail traction and the anticipation of STP gaining shelve space along with new products in development, we are confident the company will continue to increase gross revenues and hopefully reach profitability at some point in 2010. This quarter we report the largest order backlog to date in excess of  $3,000,000 which supports our expectations of escalating revenue growth.  Of course, order backlog does not always translate in sales revenues, but the backlog is a positive sign under current economic conditions.

4)   What new products are on the horizon?

We always have new products in development and will announce them as they are launched. This past quarter BBI introduced a forth secure USB device called the “Classified Secure Flash drive™” which is a secure, portable, USB storage device. We have developed many new Pathway Lights with a substantial packaging makeover for our existing retailers, and potential new accounts. Another introduction is the Light Ringers™ line of fun and functional desk and utility lamps these stylish and trend-setting lights include a flexible neck and a ring of LED bulbs which never need to be changed.  They come in a variety of sizes and colors, as well as battery operated, plug-in, rechargeable, and solar versions.

5)   When will the BBI end cap of all USB products be available and where. When will the Safe Mouse be available?

Our BBI end cap will consist of the Personal Pocket Safe™, Secret Diary™, Classified Secure Flash drive™, and the Safe Mouse™ and will be placed in a major mass retailer at the end of December. This is our first placement of the complete line of USB products and we look forward to further placements in 2010.

6)   Do you have a timeframe in mind when shareholders may hear of Involves’ specific involvement with our company as they are the most recent investor in CHDT.

      First let me say that Involve is an investor in our company and if and when something materializes we will advise our shareholders. We look forward to their assistance in growing the company in 2010.

7)   Are there other product orders/reorders in progress to make it to the shelves, or that made it to shelves for Christmas shopping?

Yes we have products with multiple retailers for Christmas. A few of the highlights would be:  Mini Eco-i-Lites, part of the “Stocking Stuffer” Program  in the check out area, at The Container Store.  Pathway Lights, on end cap in the book department, of a major mass retailer. Eco-i-Lites in two major warehouse clubs.

8)   The release in March talked about expansion into <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Europe, can you give shareholders an update?

The European market has become depressed in addition to the U.S. market and we did not feel we could penetrate a depressed market so it made more sense for us to reduce costs and therefore we postponed European penetration through direct sales to retailers and are exploring sales through Distributors. We have shipped a small order to Brazil and are waiting for return market data in 2010.

9)   It appears the economy has touched bottom and is in a nice move upward. Will this have a positive affect on the company and are you feeling any immediate impact.

As far as calling a turn in the economy there are varying opinions on that subject and I think we will need to wait and see over the next few quarter’s, However, we have seen more retail reviews taking place versus the past nine months of little activity.

10)                      As the authorized shares are getting high, and when investors see that they usually start to worry about a reverse split. Would you comment on that?

I have been asked this same question for the last five years and the answer remains the same. Our board and Executive Management consider many options on a regular basis to enhance shareholder value.  We know that reverse stock splits only work when there is sufficient market support for the stock backed by solid financial performance.  When and if we reach that point, we will certainly look at several options to enhance shareholder value, including a possible reverse stock split. Keep in mind we have had about the same amount of shares available in the treasury over the last few years so we see no immediate problem with the share count currently in our treasury.

Well that is all the questions for today, I would like to thank our shareholders for these questions and I would again like to thank and congratulate our management team for the fine job they are doing. We all are aware of the challenges in the current retail environment and even with this environment our company has managed to continue to grow as well as cut losses, so I look forward to the fourth quarter and hope to see all of you at our year end conference call. Until then this is Howard Ullman, wishing you a good day!